Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 __________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

April 8, 2022

AT&T Inc.

208 S. Akard Street

Dallas, TX 75201

Ladies and Gentlemen:

We have acted as counsel to AT&T Inc., a Delaware corporation (“Remainco”), in connection with the proposed distribution by Remainco to its shareholders of the stock of Magallanes, Inc., a Delaware corporation (“Spinco”), and certain other related transactions, including the spin-off as described below (collectively, the “Distribution”), followed by the merger (the “Merger”) of Drake Subsidiary, Inc., a Delaware corporation (“Merger Sub”) and wholly owned Subsidiary of Discovery, Inc., a Delaware corporation (“RMT Partner”), with and into Spinco with Spinco surviving as a wholly owned Subsidiary of RMT Partner, as contemplated by the Agreement and Plan of Merger dated as of May 17, 2021, by and among RMT Partner, Spinco, Merger Sub and Remainco (together with all exhibits thereto, and as amended on or prior to the date hereof, the “Merger Agreement”) and the Separation and Distribution Agreement dated as of May 17, 2021, by and among RMT Partner, Spinco and Remainco (together with all exhibits thereto, and as amended on or prior to the date hereof, the “Separation Agreement” and the Separation Agreement together with the Merger Agreement, the “Agreements”). We have previously provided an opinion in connection with the filing of the Registration Statement of RMT Partner on Form S-4 (Registration No. 333-261188), filed on November 18, 2021, as amended (including the proxy statement/prospectus contained therein, the “Registration Statement”) concerning the subject matter hereof. At your request, and in connection with the filing of the Registration Statement of RMT Partner on Form S-4 to register additional securities for the Merger pursuant to Rule 462(b) under the Securities Act of 1933, as amended, filed on the date hereof (the “Rule 462(b) Registration Statement”), we are rendering this opinion concerning the qualification of the Distribution as a transaction described in Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In providing our opinion, we have assumed that (i) the transactions will be consummated in accordance with the provisions of the Agreements, and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party and all parties to such agreements will act in accordance with the requirements and provisions set forth therein (including in any letters related thereto)), (ii) the statements concerning the transactions and the parties thereto set forth in the Agreements are true, complete and correct, and the Registration Statement is true, complete and correct and (iii) all statements, representations, covenants and agreements made to the IRS in connection with obtaining the Private Letter Ruling are, and will continue to be as of the Effective Time and thereafter (where relevant), true, complete and correct without regard to any qualification as to knowledge, intention or belief at all times up to and including the Effective Time. Our opinion further is expressly conditioned on the following: at the time of the Distribution (i) an appropriate officer of each of Remainco, Spinco and RMT Partner will execute certificates that include representations and covenants substantially similar to those contained in the Remainco Tax Representation Letters, the Spinco Tax Representation Letters and the RMT Partner Tax Representation Letters, respectively, (ii) we will deliver an opinion regarding the material U.S. federal income tax consequences of the Distribution, the Merger and certain related transactions, as described in the Registration Statement and (iii) the Private Letter Ruling will continue to be in full force and effect. If any of those representations, covenants or assumptions is inaccurate, or the facts upon which the Tax Opinions will be based are materially different from the facts at the time of the Distribution, the conclusions expressed in the Tax Opinions may be incorrect and the tax consequences of the Distribution and the Merger could differ from those described below.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences,” we are of the opinion that, for U.S. federal income tax purposes, (a) the Distribution, taken together with certain related Transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a tax-free distribution under Section 355 of the Code, with the U.S. federal income tax consequences to U.S. Holders (as defined in the Registration Statement) of Remainco common stock as described under “Material U.S. Federal Income Tax Consequences—The Distribution” in the Registration Statement and (b) the Merger will qualify as a “reorganization” under Section 368(a) of the Code, with the U.S. federal income tax consequences to U.S. Holders (as defined in the Registration Statement) of Remainco common stock as described under “Material U.S. Federal Income Tax Consequences—The Merger” in the Registration Statement.

We express no opinion on any issue relating to the tax consequences of the transactions or any other action contemplated in the Agreements, or the Registration Statement or the Rule 462(b) Registration Statement other than the opinion set forth above. Our opinion set forth above is based on the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the validity of the opinion set forth herein. We assume no responsibility to inform any person or entity of any such change or inaccuracy that may occur or come to our attention. In addition, our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events. We are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

This opinion is furnished to you solely in connection with the consummation of the Distribution and the Merger and this opinion may not be relied upon for any other purpose without our prior written consent. We hereby consent to the use of our name in the Rule 462(b) Registration Statement and the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Rule 462(b) Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Sullivan & Cromwell LLP